Consent of Independent Auditors



The Board of Directors and Shareholders
Princor Emerging Growth Fund, Inc.


We consent to the reference to our firm under the captions "Financial Highlights", "Additional Information - Financial Statements", and "Financial Statements" and to the incorporation by reference of our report dated November 27, 1996 in the registration statement of Princor Emerging Growth Fund, Inc. on Form N-1A and related Prospectus and Statement of Additional Information filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 17 to the Registration Statement under the Securities Act of 1933 (Registration No. 33-14535) and to the Registration Statement under the Investment Company Act of 1940 (Registration No.
811-5171).


/s/Ernst & Young LLP


Des Moines, Iowa
August 14, 1997